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                                                                      EXHIBIT 11

                               ETEC SYSTEMS, INC.

            COMPUTATION OF EARNINGS PER COMMON SHARE AND EQUIVALENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                           THREE MONTHS ENDED  SIX MONTHS ENDED
                                               JANUARY 31,        JANUARY 31,
                                           ------------------- -----------------
                                             1997      1996      1997     1996
                                           --------- --------- -------- --------
Weighted average common shares
 outstanding.............................     20,560    17,047  20, 140   14,980
Weighted average common stock equivalents
 calculated by the treasury stock method
 applied to options and warrants issued..      1,246     1,822    1,322    1,879
                                           --------- --------- -------- --------
Weighted average common shares and
 equivalents.............................     21,806    18,869   21,462   16,859
                                           ========= ========= ======== ========
Net income...............................  $   7,586 $   3,488 $ 14,570 $  6,150
                                           ========= ========= ======== ========
Net income per share.....................  $    0.35 $    0.18 $   0.68 $   0.36
                                           ========= ========= ======== ========
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